Exhibit 99.1

California Pizza Kitchen, Inc. Reports Preliminary Second Quarter 2008 Results; Comparable Restaurant Sales Increase 1.4%; Increases Second Quarter Earnings Guidance from $0.16-$0.17 Per Diluted Share to $0.25-$0.26 Per Diluted Share

Board of Directors Authorizes a $50.0 Million Stock Repurchase

LOS ANGELES--(BUSINESS WIRE)--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that revenues increased 11.3% to $176.6 million for the second quarter ended June 29, 2008 versus $158.6 million in the second quarter of 2007. Comparable restaurant sales increased approximately 1.4% compared to 5.4% in the second quarter a year ago.

During its May 8, 2008 first quarter conference call, the Company forecasted flat comparable restaurant sales and earnings of $0.16 to $0.17 per diluted share for the second quarter. Based on second quarter revenues, positive comparable restaurant sales from the Company’s Thank You Card Program and a continued focus on operating efficiencies, the Company now expects earnings of $0.25-$0.26 per diluted share.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "We are very pleased with our second quarter preliminary results given the challenging market conditions. However, despite our better-than-expected performance, we are not adjusting full year 2008 guidance at this time due to limited sales visibility and an ongoing concern for the economy. We will address our outlook in greater detail on our second quarter earnings conference call on August 7, 2008.”

During the second quarter, the Company added three full service restaurants in Plymouth Meeting, Pennsylvania; Portland, Oregon and Chino Hills, California. In addition, the Company's international franchise partners WDI Corporation, Iris Co. Ltd. and Grupo Calpik, S.A. de C.V each added one full service restaurant in Tokyo, Japan; Seoul, Korea and Mexico City, Mexico, respectively.

Stock Repurchase Authorization

California Pizza Kitchen also announced today that its Board of Directors has authorized the repurchase of up to $50.0 million of common stock over the next two years. Such repurchases will be made from time to time in open market transactions and through privately negotiated transactions. Additionally, the repurchase program will operate under parameters established by the Board of Directors and as market conditions permit.

This authorization follows three similar repurchase programs authorized over the last four years. The Company recently completed its latest authorization on June 19, 2008. Since August 2004 the Company has repurchased 6,237,243 shares of common stock for total consideration of approximately $98.5 million, or an average of $15.78 per share.

The Company intends to release its second quarter earnings on August 7, 2008 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 4:30 pm ET. A webcast of the conference call will be accessible at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.95. As of July 9, 2008 the company operates, licenses or franchises 243 locations, of which 201 are company-owned and 42 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

Information about California Pizza Kitchen, Inc. can be found on the Company’s website at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000